EXHIBIT 10.1

STANDARD VALET SERVICE AGREEMENT

THIS AGREEMENT is made on [              ] [ ], 2012  by and between [___________], with its principal place of business located at [____________________] (the "Event Provider") and Garden State Valet, LLC, (the "Service Provider"), collectively referred to as the "Parties".

RECITALS

The Event Provider wishes to be provided with the Services (defined below) by the Service Provider and the Service Provider agrees to provide the Services to the Event Provider on the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto do covenant and agree with each other as follows:

Article I - Key Terms

1.1) Services - The Service Provider shall provide the following services (the "Services") to the Event Provider in accordance with the terms and conditions of this Agreement:

[# of drivers] valet driving professionals to park guests’ vehicles and supervising the parking premises during the event, provided that the supervision does not include the cars that are “self-parked” or not in the care, custody or control of the Service Provider.

1.2) Date of the Services - The Service Provider shall provide the Services to the Event Provider on [Event Date] (the “Completion Date”). Such event shall take place between the hours of [____] and [____] with the guests arriving immediately prior to the event and leaving immediately following the event.

1.3)  Site - The Service Provider shall provide the Services at the catering hall located at [_________________].

1.4)  Price - As consideration for the provision of the Services by the Service Provider, the price for the provision of the Services is a total of [____________] Dollars ($___) (the "Price"), which is determined on the basis of One Hundred Twenty Five Dollars ($125) per driver.

1.5)  Payment – The Event Provider agrees to pay the Price to the Service Provider on [_______________], immediately following the event.

Article II - General Terms

2.1)  Representations and Warranties of Service Provider - The Service Provider represents and warrants that:

a.	it will perform the Services with reasonable care and skill; and

b.	the Service Provided has insurance that is standard and reasonable based on similarly situated valet parking companies conducting similar operations.

2.2)  Limitation of Liability

a.
Subject to the Event Provider’s obligation to pay the Price to the Service Provider, either party’s liability in contract, tort or otherwise (including negligence) arising directly out of or in connection with this Agreement or the performance or observance of its obligations under this Agreement and every applicable part of it shall be limited in aggregate to the Price.

b.
To the extent it is lawful to exclude the following heads of loss and subject to Event Provider’s obligation to pay the Price, in no event shall either party be liable for any loss of profits, goodwill, loss of business, loss of data or any other indirect or consequential loss or damage whatsoever.

c.	Nothing in this provision will serve to limit or exclude either Party’s liability for death or personal injury arising from its own negligence.

2.3)  Term and Termination

a.	This Agreement shall be effective on the date hereof and shall continue, unless terminated sooner in accordance with the provisions of this Agreement, until the Completion Date.

b.
Either Party may terminate this Agreement upon notice in writing if the other is in breach of any material obligation contained in this Agreement, which is not remedied (if the same is capable of being remedied) within 30 days of written notice from the other Party.

c.
Any termination of this Agreement (howsoever occasioned) shall not affect any accrued rights or liabilities of either Party nor shall it affect the coming into force or the continuance in force of any provision hereof which is expressly or by implication intended to come into or continue in force on or after such termination.

2.4)  Relationship of the Parties - The Parties acknowledge and agree that the Services performed by the Service Provider, its employees, agents or sub-contractors shall be as an independent contractor and that nothing in this Agreement shall be deemed to constitute a partnership, joint venture, agency relationship or otherwise between the parties.

2.5)  Miscellaneous

a.	The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

b.	If any part, term or provision of this Agreement is held to be illegal or unenforceable neither the validity or enforceability of the remainder of this Agreement shall be affected.

c.
The Event Provider shall not assign or transfer all or any part of its rights under this Agreement without the consent of the Service Provider. The Service Provider, in its sole discretion, may assign its rights under this Agreement or subcontract with another company to provide the Services to the Event Provider.

d.	This Agreement may not be amended for any other reason without the prior written agreement of both Parties.

e.
This Agreement constitutes the entire understanding between the Parties relating to the subject matter hereof unless any representation or warranty made about this Agreement was made fraudulently and, save as may be expressly referred to or referenced herein, supersedes all prior representations, writings, negotiations or understandings with respect hereto.

f.	This Agreement shall be construed as if both Parties had equal say in its drafting and thus shall not be construed against the drafter.

g.
Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

h.	This Agreement shall be governed by the laws of New Jersey and the parties agree to submit disputes arising out of or in connection with this Agreement to the non-exclusive courts in New Jersey.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.

[EVENT PROVIDER] By: ______________________________ Name: Title:	GS VALET, INC. By: ______________________________ Name: Title: